JOHN HANCOCK CAPITAL SERIES

(on behalf of John Hancock Classic Value Fund)

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made this 1st day of October, 2009, to the Investment Management Contract dated November 8, 2002, between John Hancock Capital Series, a Massachusetts business trust, on behalf of its series, John Hancock Classic Value Fund, and John Hancock Advisers, LLC, a Delaware limited liability company.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         CHANGE TO COMPENSATION OF THE ADVISER

Section 4 of the Agreement, “Compensation of the Adviser,” is hereby amended to reflect the following fee schedule:

Fund	First $2.5 billion of Net Assets	Next $2.5 billion of Net Assets	Excess over $5 billion of Net Assets
John Hancock Classic Value Fund	0.790%	0.780%	0.770%

2.         EFFECTIVE DATE

This Amendment shall become effective as of date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES,
on behalf of John Hancock Classic Value Fund

By:

            Keith F. Hartstein

            President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC

By:

            Keith F. Hartstein

            President and Chief Executive Officer

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